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1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp and Bank Regulators Enter Into Joint Agreement

BAKERSFIELD, California – April 10, 2009 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU) (“Bancorp”), a Bakersfield based bank holding company, and its subsidiary San Joaquin Bank (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, announced today that they have mutually agreed to enter into a written agreement with the Federal Reserve Bank of San Francisco (the “Reserve Bank”) and the California Department of Financial Institutions (the “Department”). The common goal of the agreement is to take affirmative actions to improve the Bank’s operations and address the current economic environment impacting Bancorp and the Bank.

Bart Hill, President of Bancorp stated, “Like most financial institutions in our nation, the current economic environment is presenting numerous challenges prompted by unprecedented weakness in the housing market nationally, rising unemployment and illiquid credit markets. Our local market is no different. The written agreement is a mutual plan with our regulators that contains important and appropriate steps that we believe will help improve asset quality and overall earnings, and will provide a foundation to further strengthen the Bank’s financial condition and enhance shareholder value. We have been and continue to work diligently with the regulators to see that the Bank continues with its tradition of providing safe and sound banking services to our customers.”

The written agreement requires that the Bank take certain steps to strengthen its credit risk management and loan review function, address loan policies and procedures, add loan adjustment and credit administration staff to assist with reducing classified loans, refine its methodology for the allowance for loan losses, submit a strategic plan related to earnings and annual budgets and adopt a plan related to maintaining liquidity and funds management. Bancorp also confirmed in the agreement certain steps it had previously announced concerning a suspension of dividends or other distributions related to its trust preferred securities and adoption of a capital plan to maintain sufficient capital at Bancorp on a consolidated basis and the Bank on a stand alone basis.

The agreement does not restrict Bancorp or the Bank from transacting its normal banking business. The Bank will continue to provide superior service to our customers including all deposit and lending services. All customer deposits remain fully insured to the highest limits set by the FDIC. Although specific capital ratio targets were not required under the written agreement, Bancorp applies a risk-based approach in determining adequate levels of capital for planning purposes. Currently, the well-capitalized guidelines for banks required by the federal bank regulatory agencies are:

  Tier I Leverage Ratio of 5.0%
  Tier I Capital to Risk-Weighted Assets Ratio of 6.0%, and
  Total Risk-Based Capital Ratio of 10.0%.

As of December 31, 2008, the Bank’s ratios exceeded federal requirements as follows:

  Tier I Leverage Ratio of 7.68%
  Tier I Capital to Risk-Weighted Assets Ratio of 8.27%, and
  Total Risk-Based Capital Ratio of 10.25%.

“The agreement is a joint plan to maintain the financial soundness of Bancorp and the Bank,” said Bart Hill. “Management and the Board of Directors have been actively working with the Reserve Bank and the Department since last year with regard to the matters outlined in the written agreement. For this reason we have already implemented a plan designed to achieve full compliance with the written agreement.”

Bancorp filed a Form 8-K with the Securities and Exchange Commission today that includes the written agreement as an exhibit. The description of the written agreement contained in this release is qualified in its entirety by reference to the exhibit.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with four banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains some forward-looking statements about Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our financial condition, results of operation, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control or ability to predict-- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and past results should not be considered an indication of our future performance. Some of these risk factors include, but are not limited to: certain credit, market, operational, liquidity and regulatory risks associated with our business as well as price volatility, availability of credit, illiquid markets, reputational risks, changes in business or economic conditions internationally, nationally or in California, changes in the interest rate environment, access to and the cost of capital, potential acts of terrorism and actions taken in response; fluctuations in asset prices including, but not limited to, stocks, bonds, commodities or other securities, and real estate; volatility of rate sensitive deposits and investments; concentrations of real estate collateral securing many of our loans; deterioration in the credit quality of some of our borrowers, rising unemployment rates, operational risks including data processing system failures and fraud; accounting estimates and judgments; compliance costs associated with the Company’s internal control structure and procedures for financial reporting; changes in the securities markets; and, inflationary factors. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” in Item 1A and elsewhere in our most recently filed annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. You are advised, however, to consult any further disclosures we make on related subjects in future periodic reports on Form 10-K, Form 10-Q and current reports on Form 8-K filed with the SEC. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.

San Joaquin Bancorp Contact Information:

Barton H. Hill
President
(661) 281-0300

Stephen M. Annis
Executive Vice President
& Chief Financial Officer
(661) 281-0360

Company Website: www.sjbank.com